Exhibit 99.1
GENERAL CABLE REPORTS FOURTH QUARTER 2015 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, February 10, 2016 - General Cable Corporation (NYSE: BGC) reported today results for the fourth quarter ended December 31, 2015. For the quarter, the Company generated adjusted earnings per share from continuing operations of $0.05 and adjusted operating income from continuing operations of $28 million. Reported loss per share from continuing operations for the quarter was $0.91 and reported operating loss from continuing operations was $36 million. See page 3 of this press release for the reconciliation of reported to adjusted results and related disclosures.

Reported fourth quarter adjusted operating income of $28 million was down $12 million year over year due to unfavorable metals impact of approximately $8 million in the quarter and weaker unit volume across all regions, partially offset by restructuring savings.

Highlights

•	Generated restructuring savings of $10 million in the fourth quarter, and $36 million for the full year 2015; on track with annual savings target of $80 to $100 million in 2016

•	Continued strong management of working capital generated $96 million of cash for the full year in North America, Latin America and Europe

•	Reduced net debt in 2015 by $220 million from the end of 2014; net leverage down to 3.8x from 4.7x during this same timeframe

•	Signed definitive agreement to sell operations in Zambia; divestiture program has generated $176 million of proceeds from sales with more to come

•
New strategic roadmap substantially complete and now beginning to implement further restructuring actions, including the consolidation of manufacturing capacity in the electric utility business in North America, further rationalization of low value add construction production in Europe and additional footprint consolidation in Latin America

Michael T. McDonnell, President and Chief Executive Officer, said, “Despite an unfavorable metal price impact and significantly lower volumes across many of our businesses in the quarter, we delivered approximately $10 million of restructuring savings and another strong result in our subsea power business in Europe. I am pleased that the General Cable team continues to execute well. We are now essentially complete with the actions needed to deliver our 2016 target of $80 to $100 million of savings. Our divestiture program, which has already delivered $176 million in proceeds, is also progressing, and we have signed a definitive agreement to sell our operations in Zambia, with more to come. Most importantly, we have substantially completed our strategic roadmap and look forward to sharing our plans in detail at our upcoming investor day in March. While the operating environment remains challenging, we are excited to have a solid plan to substantially improve performance by focusing on actions within our control. We already began to execute several new restructuring initiatives during the fourth quarter from the roadmap.”

Segment Demand
North America – unit volume for 2015 was down 2% year over year primarily due to demand for industrial and specialty cables particularly for those products tied to oil and gas applications. Partially offsetting these trends was demand for communications and electric utility products which was stable year over year. For the fourth quarter of 2015, demand weakened as unit volume declined 19% year over year and 14% sequentially. In addition to typical seasonality, fourth quarter unit volume reflects lower end market demand across the portfolio including industrial and specialty cables as well as electric utility products which benefited from strong aerial transmission and grid reinforcement projects through the first nine months of the year.

Europe – excluding the impact of restructuring activity including the exit from certain low value add end markets in 2015, unit volume for the full year and for the fourth quarter was down 13% and 17%, respectively, year over year principally due to lower demand for industrial and construction products. Year over year demand for electric utility cables was stable during the full year of 2015 and fourth quarter including land and submarine turnkey projects. The Company’s turnkey project backlog was $190 million as of the end of the fourth quarter. Sequentially, unit volume for the fourth quarter was flat.

Latin America – unit volume for 2015, excluding Venezuela, was down 19% year over year as end market demand remains under pressure throughout Latin America due to the ongoing difficult economic conditions and reduced government spending. Unit volume for the fourth quarter, excluding Venezuela, was up 2% sequentially, principally due to aerial transmission product shipments in Brazil.

Other Expense
Other expense of $8 million for the fourth quarter consisted of mark-to-market losses of $6 million on derivative instruments accounted for as economic hedges and foreign currency transactions losses of $2 million.

Net Debt - Excluding Venezuela
Net debt was $999 million at the end of the fourth quarter of 2015, a decrease of $15 million and $220 million from the end of the third quarter of 2015 and the end of 2014, respectively.  The decrease in net debt is principally due to continued efficient management of working capital and cash proceeds generated from divestitures.

Other Matters
As previously disclosed, we have been reviewing, with the assistance of external counsel, our use and payment of agents in connection with, and certain other transactions involving, our operations in Angola, Thailand, India, China and Egypt (the “Subject Countries”). Our review has focused upon payments and gifts made, offered, contemplated or promised by certain employees in one or more of the Subject Countries, directly and indirectly, and at various times, to employees of public utility companies and/or other officials of state owned entities that raise concerns under the Foreign Corrupt Practices Act (“FCPA”) and possibly under the laws of other jurisdictions. We have substantially completed our internal review in the Subject Countries and, based on our findings, we have increased our outstanding FCPA-related accrual of $24 million by an incremental $4 million, which represents the estimated profit derived from these subject transactions that we believe is probable to be disgorged. We have also identified certain other transactions that may raise concerns under the FCPA for which it is at least reasonably possible we may be required to disgorge estimated profits derived therefrom in an incremental aggregate amount up to $33 million.

The amounts accrued and the additional range of reasonably possible loss solely reflect profits that may be disgorged based on our investigation in the Subject Countries, and do not include, and we are not able to reasonably estimate, the amount of any possible fines, civil or criminal penalties or other relief, any or all of which could be substantial. The SEC and DOJ inquiries into these matters remain ongoing, and we continue to cooperate with the DOJ and the SEC with respect to these matters.

First Quarter 2016 Outlook for continuing operations of North America, Latin America and Europe
“In the first quarter, we expect sequentially stable-to-improved volumes and further benefits from restructuring and business improvement initiatives, partially offset by unfavorable metal price impact and significantly easing performance of our submarine turnkey business.  Visibility is low, but we are encouraged by the resilience in our utility, non-residential construction and communications end markets, even while industrial and oil and gas end markets may soften further.  It is a challenging environment, but I am excited that we now have a strategic roadmap, and we are relentlessly focused on execution,” McDonnell concluded.

Revenues in the first quarter are expected to be in the range of $825 to $875 million. Unit volume is anticipated to be flat to up low single-digits sequentially. Adjusted operating income is anticipated to be in the range of $18 to $33 million for the first quarter, inclusive of approximately $8 million of unfavorable metals impact. Adjusted earnings per share are expected to be in the range of ($0.05) to $0.15 per share for the first quarter. The Company’s first quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $2.00 and $0.67, respectively, and constant foreign currency exchange rates. The first quarter outlook does not include operating results from Asia Pacific and Africa.

Non-GAAP Financial Measures
Adjusted operating income from continuing operations (defined as operating income from continuing operations before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share from continuing operations (defined as diluted earnings per share from continuing operations before extraordinary, nonrecurring or unusual charges and other certain items), adjusted EBITDA (defined as adjusted operating income plus depreciation and amortization for North America, Europe and Latin America, excluding Venezuela), net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents), and net leverage (defined as net debt divided by adjusted EBITDA) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Metal adjusted revenues, adjusted operating income and return on metal-adjusted sales on a segment basis, non-GAAP financial measures, are also provided herein. See “Segment Information.”

These Company-defined non-GAAP financial measures exclude from reported results those items that management believes are not indicative of our ongoing performance and are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews our operating results and the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results, for periods prior to the fourth quarter of 2015, reflect the removal of the impact of our Venezuelan operations on a standalone basis. Effective as of the end of the third quarter 2015, we deconsolidated our Venezuelan subsidiary and began accounting for our investment in our Venezuelan subsidiary using the cost method of accounting. Net debt and certain historical results of our Venezuela operations on a standalone basis are disclosed in the Fourth Quarter 2015 Investor Presentation available on the Company’s website. Adjusted results and the first quarter 2016 guidance remove the operating results from continuing operations in Asia Pacific and Africa as we are in the process of divesting these operations and therefore cannot predict the amounts of any future operating income or expenses we may incur. For accounting purposes, the continuing operations in Asia Pacific and Africa (which consists primarily of businesses located in Africa) do not meet the requirements to be presented as discontinued operations.

With respect to the Company’s first quarter 2016 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

A reconciliation of GAAP operating income from continuing operations and earnings per share from continuing operations to adjusted operating income from continuing operations and earnings per share from continuing operations follows:

	4th Quarter				3rd Quarter
	2015		2014 (1)		2015
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
From continuing operations	$ (36.4)	$ (0.91)	$ (30.3)	$ (3.83)	$ 17.1	$ (0.69)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments	-	0.08	-	0.04	-	0.15
Restructuring and divestiture costs	15.3	0.23	23.3	0.30	14.2	0.27
Legal and investigative costs	7.3	0.11	3.9	0.05	2.1	0.04
Projects and insurance claim settlements	-	-	(17.2)	(0.21)	-	-
Foreign Corrupt Practices Act (FCPA) accrual	4.0	0.08	24.0	0.49	-	-
Loss on deconsolidation of Venezuela	-	-	-	-	12.0	0.25
Venezuela (income)/loss(2)	-	-	37.6	2.98	(0.8)	(0.02)
Continuing operations (income)/loss - Asia Pacific and Africa(3)	38.0	0.45	(0.9)	0.01	2.8	0.25
Effective tax rate adjustment(4)	-	-	-	0.29	-	-
Total Adjustments	64.6	0.96	70.7	3.96	30.3	0.95
Adjusted	$ 28.2	$ 0.05	$ 40.4	$ 0.13	$ 47.4	$ 0.26

NOTE: Table above reflects an adjusted effective tax rate of 40% for all periods presented

(1)	Reclassified to reflect discontinued operations presentation

(2)	Fourth quarter 2014 reflects the impact of a non-cash asset impairment charge of $43 million

(3)	Fourth quarter 2015 reflects the impact of a non-cash asset impairment charge of $30.6 million for the Company’s business in Algeria

(4)	Effective tax rate adjustment reflects tax expense in 2014 attributable to proceeds from asset sales of investments classified as discontinued operations

Conference Call and Investor Presentation
General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on February 11, 2016. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 2, 2015, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:
Len Texter
Senior Vice President, Finance and Investor Relations
(859) 572-8684

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Net sales	$913.3	$1,384.4	$4,225.1	$5,389.0
Cost of sales	854.5	1,301.2	3,811.3	5,053.7
Gross profit	58.8	83.2	413.8	335.3

Selling, general and
administrative expenses	94.5	113.5	390.8	410.0
Goodwill impairment charge	0.7	—	0.7	93.5
Intangible asset impairment charges	—	—	1.7	78.3
Operating income (loss)	(36.4)	(30.3)	20.6	(246.5)
Other income (expense)	(8.4)	(100.2)	(67.0)	(210.8)
Interest income (expense):
Interest expense	(22.4)	(29.9)	(94.7)	(113.4)
Interest income	0.3	1.3	1.8	3.3
	(22.1)	(28.6)	(92.9)	(110.1)

Income (loss) before income taxes	(66.9)	(159.1)	(139.3)	(567.4)
Income tax (provision) benefit	15.1	(27.9)	14.7	(6.6)
Equity in net earnings of affiliated companies	0.1	0.3	0.4	1.2
Net income (loss) from continuing operations	(51.7)	(186.7)	(124.2)	(572.8)
Net income (loss) from discontinued operations, net of taxes	(3.0)	24.6	(11.6)	(70.2)
Net income (loss) including noncontrolling interest	(54.7)	(162.1)	(135.8)	(643.0)
Less: net income (loss) attributable to noncontrolling interest	(6.8)	1.1	(13.9)	(15.4)
Net income (loss) attributable to Company common shareholders	$(47.9)	$(163.2)	$(121.9)	$(627.6)
Earnings (loss) per share from continuing operations
Earnings (loss) per common share - basic	$(0.91)	$(3.83)	$(2.32)	$(11.74)
Weighted average common shares - basic	48.9	48.7	48.9	48.8
Earnings (loss) per common share-
assuming dilution	$(0.91)	$(3.83)	$(2.32)	$(11.74)
Weighted average common shares-
assuming dilution	48.9	48.7	48.9	48.8
Earnings (loss) per share - Net income (loss)
Earnings (loss) per common share - basic	$(0.98)	$(3.35)	$(2.49)	$(12.86)
Weighted average common shares - basic	48.9	48.7	48.9	48.8
Earnings (loss) per common share-
assuming dilution	$(0.98)	$(3.35)	$(2.49)	$(12.86)
Weighted average common shares-
assuming dilution	48.9	48.7	48.9	48.8

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
Revenues (as reported)
North America	$479.8	$666.0	$2,299.3	$2,550.1
Europe	216.5	341.4	960.2	1,330.8
Latin America	163.5	283.1	726.8	1,143.0
Asia Pacific and Africa	53.5	93.9	238.8	365.1
Total	$913.3	$1,384.4	$4,225.1	$5,389.0

Revenues (metal adjusted)(1)
North America	$479.8	$583.9	$2,299.3	$2,339.1
Europe	216.5	312.3	960.2	1,244.4
Latin America	163.5	234.3	726.8	1,006.0
Asia Pacific and Africa	53.5	80.1	238.8	324.8
Total	$913.3	$1,210.6	$4,225.1	$4,914.3

Metal Pounds Sold
North America	120.2	148.8	543.9	553.4
Europe	35.5	47.7	155.0	200.4
Latin America	57.1	76.5	239.3	307.5
Asia Pacific and Africa	15.2	19.5	62.6	77.8
Total	228.0	292.5	1,000.8	1,139.1

Operating Income (loss)
North America	$6.1	$3.3	$84.5	$101.8
Europe	(1.3)	9.5	6.6	(94.0)
Latin America	(3.2)	(44.0)	(22.8)	(247.5)
Asia Pacific and Africa	(38.0)	0.9	(47.7)	(6.8)
Total	$(36.4)	$(30.3)	$20.6	$(246.5)

Adjusted Operating Income (loss)(2)
North America	$21.5	$31.8	$137.2	$150.2
Europe	5.9	5.6	47.8	11.8
Latin America	0.8	3.0	(6.0)	(7.2)
Total	$28.2	$40.4	$179.0	$154.8

Return on Metal Adjusted Sales(3)
North America	4.5%	5.4%	6.0%	6.4%
Europe	2.7%	1.8%	5.0%	0.9%
Latin America	0.5%	1.3%	(0.8)%	(0.7)%
Total	3.3%	3.6%	4.5%	3.4%

Capital Expenditures
North America	$4.1	$11.4	$20.9	$38.4
Europe	7.0	1.0	20.7	9.5
Latin America	2.1	5.2	11.1	25.6
Asia Pacific and Africa	0.1	0.6	3.8	7.3
Total	$13.3	$18.2	$56.5	$80.8

Depreciation & Amortization
North America	$10.1	$10.7	$40.5	$44.5
Europe	5.6	6.4	25.2	33.2
Latin America	4.6	6.1	19.2	27.6
Asia Pacific and Africa	1.3	2.0	5.6	6.8
Total	$21.6	$25.2	$90.5	$112.1

Revenues by Major Product Lines
Electric Utility	$309.7	$470.6	$1,431.6	$1,702.9
Electrical Infrastructure	269.0	379.6	1,224.9	1,552.4
Construction	181.1	315.6	819.9	1,229.5
Communications	105.3	136.3	501.5	545.3
Rod Mill Products	48.2	82.3	247.2	358.9
Total	$913.3	$1,384.4	$4,225.1	$5,389.0

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.
(2) Adjusted operating income is a non-GAAP financial measure. The company is providing adjusted operating income on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income to segment adjusted operating income is provided in the appendix of the Fourth Quarter 2015 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income.

General Cable Corporation and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)

Assets	December 31, 2015	December 31, 2014
	(unaudited)
Current Assets:
Cash and cash equivalents	$79.7	$136.7
Receivables, net of allowances of $17.6 million at December 31, 2015
and $20.3 million at December 31, 2014	686.9	895.1
Inventories	807.8	926.6
Deferred income taxes	—	24.0
Prepaid expenses and other	63.6	99.9
Current assets of discontinued operations	103.9	313.8
Total current assets	1,741.9	2,396.1

Property, plant and equipment, net	523.5	670.7
Deferred income taxes	20.6	18.4
Goodwill	22.2	22.8
Intangible assets, net	36.6	50.5
Unconsolidated affiliated companies	8.4	17.5
Other non-current assets	56.6	70.8
Non-current assets of discontinued operations	56.9	119.9
Total assets	$2,466.7	$3,366.7

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$411.4	$552.7
Accrued liabilities	331.4	379.9
Current portion of long-term debt	154.9	391.6
Current liabilities of discontinued operations	51.6	158.6
Total current liabilities	949.3	1,482.8

Long-term debt	923.7	933.9
Deferred income taxes	145.3	178.3
Other liabilities	185.6	228.7
Non-current liabilities of discontinued operations	1.7	16.0
Total liabilities	2,205.6	2,839.7

Commitments and Contingencies
Redeemable noncontrolling interest	18.2	13.8
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2015 - 48,908,227 (net of 9,901,739 treasury shares)
December 31, 2014 - 48,683,493 (net of 10,126,473 treasury shares)	0.6	0.6
Additional paid-in capital	720.5	714.8
Treasury stock	(180.1)	(184.3)
Retained earnings	27.2	184.4
Accumulated other comprehensive loss	(340.2)	(263.4)
Total Company shareholders' equity	228	452.1
Noncontrolling interest	14.9	61.1
Total equity	242.9	513.2
Total liabilities, redeemable noncontrolling interest and equity	$2,466.7	$3,366.7